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            DEAN WITTER/SEARS CALIFORNIA TAX-FREE DAILY INCOME TRUST

                                 June 30, 1988

     Dean Witter/Sears California Tax-Free Daily Income Trust
     One World Trade Center
     New York, New York 10048

Dear Sirs:

     With respect to the Registration Statement on Form N-1A (File No. 33-21803) (the "Registration Statement") filed by Dean Witter Managed Assets Trust, a Massachusetts business trust (the "Fund"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, an indefinite number of shares of Beneficial Interest of $0.01 par value of the Fund (the "Shares"), I, as your counsel, have examined such Fund records, certificates and other documents and reviewed such questions of law as I have considered necessary or appropriate for the purposes of this opinion, and on the basis of such examination and review, I advise you that, in my opinion, proper trust proceedings have been taken by the Fund so that the Shares have been validly authorized; and when the Shares have been issued and sold in accordance with the terms of the Underwriting Agreement referred to in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Validity of Shares of Beneficial Interest" in the Statement of Additional Information forming a part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,

                                        /s/ Sheldon Curtis
                                        Sheldon Curtis
                                        General Counsel
0152B